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                                                                     Exhibit 2.3

                          AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger (this "Agreement") dated as of February 14, 2006 is made and entered into by and among Cyberkinetics Neurotechnology Systems, Inc., a Delaware corporation ("Cyberkinetics"), Andara Acquisition Corp., a Delaware corporation and a direct, wholly-owned subsidiary of Cyberkinetics ("Acquisition Sub") and Andara Life Science, Inc., an Indiana corporation (the "Company").

     Accordingly, the parties hereto, in consideration of the mutual covenants, representations and warranties contained herein, agree as follows:

                          ARTICLE 1 CERTAIN DEFINITIONS

     As used in this Agreement, the following terms shall have the respective meanings set forth below:

     "Affiliate" shall have the meaning set forth in Section 4.12.

     "Articles of Merger" shall have the meaning set forth in Section 2.2.

     "Balance Sheet" means the Company's balance sheet dated December 31, 2005 contained in the Financial Statements, and any accompanying notes and schedules thereto.

     "Balance Sheet Date" means December 31, 2005.

     "Basket" shall have the meaning set forth in Section 7.8.

     "Business" means the business of the Company including, without limitation, its business of research, development and commercialization of certain therapeutic devices and drugs for use in the treatment of central nervous system injury and disease, as the same may be operated before and after the Closing by the Company or any successor, except that for purposes of Article 4, "Business" means the business of the Company including, without limitation, its business of research, development and commercialization of certain therapeutic devices and drugs for use in the treatment of central nervous system injury and disease, as operated before the Closing by the Company.

     "Business Day" means any day other than Saturday, Sunday or any day in which banks in the State of Delaware are authorized by Law to be closed.

     "Certificate of Merger" shall have the meaning set forth in Section 2.2.

     "Closing" means the closing of the transactions contemplated by this Agreement.

     "Closing Date" shall have the meaning set forth in Section 3.1.

     "Code" means the Internal Revenue Code of 1986, as amended to date and the rules and regulations promulgated thereunder from time to time.

     "Commission" means the Securities and Exchange Commission.

     "Company Licenses" shall have the meaning set forth in Section 4.11.


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     "Company's Knowledge" means actual knowledge after reasonable inquiry of
Mark A. Carney, the sole officer and director of the Company.

     "Contract" means any agreement, lease, plan, instrument or other document, commitment, arrangement, undertaking or authorization, whether written or oral.

     "Court Order" means any writ, judgment, decree, injunction, determination or any other order, charge or ruling of any Governmental Authority; and any order, decree, charge, ruling or arbitration award binding upon any Person.

     "Cyberkinetics Common Stock" means the shares of common stock, $0.001 par value per share, of Cyberkinetics.

     "Cyberkinetics Restricted Stock" means the shares of Cyberkinetics Common Stock issued at the Closing pursuant to the Restricted Stock Agreement.

     "Cyberkinetics SEC Filings" shall have the meaning set forth in Section
5.5.

     "Damages" means any loss, Liability, claim, damage and expense (including, but not limited to, costs of investigation and defense and reasonable attorneys', accountants', consultants' and experts' fees and other expenses that would not have been expended but for the claimed breach) whether or not involving a third party claim; provided, however, that Damages shall be determined net of (a) the sum of any amounts received under insurance policies with respect to such Damages and (b) Tax benefits.

     "Default" means (a) a breach of or default under any Contract, (b) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach of or default under any Contract, or (c) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right of termination, renegotiation or acceleration under any Contract.

     "DGCL" means the Delaware General Corporation Law, as amended.

     "Disclosure Schedule" means the Disclosure Schedule attached hereto as
Schedule 3.

     "Effective Time" means the date and time that the Certificate of Merger is filed with the Secretary of State of Delaware (in accordance with Section 252 of the DGCL) and the Articles of Merger is filed with the Secretary of State of the State of Indiana (in accordance with Section 23-1-40-5 of the IBCL), unless Acquisition Sub and the Company agree that another time shall be the Effective Time, in which case such time shall be specified in the Certificate of Merger and the Articles of Merger.

     "Employees" shall have the meaning set forth in Section 4.19.

     "Employment Agreement" means that certain Employment Agreement, dated of even date herewith, by and between Cyberkinetics and Mark A. Carney, a copy of which is attached hereto and incorporated herein as Exhibit A.

     "Environmental Laws" shall have the meaning set forth in Section 4.22.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended and rules and regulations promulgated thereunder.


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     "Escrow Amount" means that number of shares of Cyberkinetics Common Stock equal to One Hundred Sixty-Seven Thousand Dollars ($167,000), based upon the per share value of Cyberkinetics Common Stock determined in Section 2.9, to be held by Cyberkinetics in accordance with the terms and conditions of this Agreement.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder from time to time.

     "Financial Statements" means the unaudited financial statements of the Company, consisting of the balance sheet as of December 31, 2005 and the statements of operations and retained earnings for the year ended December 31, 2005, together with any accountant's review report, if any, each as attached hereto as Schedule 4.

     "GAAP" means generally accepted accounting principles applied on a basis consistent with prior periods as promulgated by the American Institute of Certified Public Accountants from time to time.

     "Governmental Authority" means any federal, state, local, foreign, national, or provincial governmental agency, body, authority, district, board, commission, court, tribunal, political subdivision or other governmental instrumentality or any self-regulatory organization and any agency, branch, division or department thereof.

     "Hazardous Material" shall have the meaning set forth in Section 4.22.

     "IBCL" means the Indiana Business Corporation Law, as amended.

     "Indemnified Party" shall have the meaning set forth in Section 7.4.

     "Investment Representation Letter" or "Investment Representation Letters" shall have the meaning set forth in Section 2.7(a).

     "Law" means any foreign or domestic Court Order and any foreign or domestic statute, law (including common law), ordinance, regulation, decision or rule of any Governmental Authority.

     "Liability" means any direct or indirect liability, indebtedness, obligation, expense, claim, deficiency or guaranty of or by any Person of any type, whether accrued, absolute, contingent, matured, unmatured or other.

     "License" means any license, franchise, permit, easement, right, authorization, approval, consent, waiver or certification.

     "Lien" means any mortgage, lien, security interest, pledge, encumbrance, restriction on transferability, defect in title, charge or claim of any nature whatsoever on any property or property interest, other than statutory liens for Taxes not yet due and payable.

     "Material Adverse Effect" shall have the meaning set forth in Section
4.9(c).

     "Merger Consideration" shall have the meaning set forth in Section 2.6(c).

     "Ordinary Course of Business" means the ordinary course of business of the Company consistent


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with past customs and practices.

     "Person" means a natural person, corporation, trust, partnership, limited liability company, Governmental Authority, joint stock company, joint venture, an unincorporated organization or any other legal entity.

     "Proceeding" means any lawsuit, action, arbitration, administrative or other proceeding, criminal prosecution or governmental investigation or inquiry or examination or audit involving the Company or by which it or any of its assets may be bound.

     "Proprietary Property" shall have the meaning set forth in Section 4.11.

     "Restricted Stock Agreement" means that certain Restricted Stock Agreement, dated of even date herewith, by and among Cyberkinetics and the Stockholders, a copy of which is attached hereto and incorporated herein as Exhibit B.

     "Scientific Advisors" shall have the meaning set forth in Section
3.1(a)(xi).

     "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder from time to time.

     "Share" means a common share of the Company, without par value, and "Shares" means all of such shares.

     "Stockholders" means the holders of the issued and outstanding common shares, without par value, of the Company.

     "Surviving Corporation" means the Company, the corporation that will survive the Merger.

     "Taxes" means any federal, state, local, foreign or other tax, fee, levy, assessment or other governmental charge, including, without limitation, any income, franchise, gross receipts, property, sales, use, services, value added, withholding, social security, estimated, accumulated earnings, alternative or add-on minimum, transfer, license, privilege, payroll, profits, capital stock, employment, unemployment, excise, severance, stamp, occupancy, customs or occupation tax, and any interest, additions to tax and penalties in connection therewith.

     "Tax Returns" means all returns, amended returns, declarations, reports, estimates, information returns and statements regarding Taxes which are or were filed or required to be filed under applicable Law, whether on a consolidated, combined, unitary or individual basis.

     "Trade Payable Amount" means the aggregate sum of all of the outstanding trade payables and fees for professional services of the Company immediately prior to the Effective Time, which amount shall not exceed $425,000.00. Cyberkinetics shall, immediately following the Effective Time, loan or contribute to the Surviving Corporation cash in an amount sufficient to enable the Surviving Corporation to discharge in full the Trade Payable Amount.

                              ARTICLE 2 THE MERGER

     2.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Acquisition Sub shall be merged with and into the Company in accordance with the DGCL and the IBCL. Following the Merger, the Company shall continue as the Surviving


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Corporation and a wholly-owned subsidiary of Cyberkinetics, and the separate corporate existence of Acquisition Sub shall cease. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Code and that this Agreement shall constitute a "plan of reorganization" for the purposes of Section 368 of the Code.

     2.2 Effective Time. Immediately following the Closing, the parties (a) shall cause a certificate of merger (the "Certificate of Merger") with respect to the Merger to be filed and recorded in accordance with Section 252 of the DGCL, (b) shall cause articles of merger (the "Articles of Merger") to be filed in accordance with Section 20-1-40-5 of the IBCL and (c) shall take all such further actions as may be required by Law to make the Merger effective. The Merger shall be effective at the Effective Time. Before the filing of the Certificate of Merger and the Articles of Merger, the Closing will be held at the offices of Kirkpatrick & Lockhart Nicholson Graham LLP, 75 State Street, Boston, Massachusetts (or such other place as the parties may agree) for the purpose of confirming all the foregoing.

     2.3 Effects of the Merger. The Merger shall have the effects set forth in Sections 259, 260 and 261 of the DGCL and in Section 23-1-40-6 of the IBCL.

     2.4 Articles of Incorporation and Bylaws. The Articles of Incorporation and the Bylaws of the Company, in each case as in effect at the Effective Time, shall be the Articles of Incorporation and Bylaws of the Surviving Corporation.

     2.5 Directors and Officers of Surviving Corporation. The duly qualified and acting directors and officers of Acquisition Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, to hold office as provided in the Bylaws of the Surviving Corporation.

     2.6 Conversion of Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Stockholders, Cyberkinetics, Acquisition Sub or the Company:

          (a) Each issued and outstanding share of common stock of Acquisition Sub outstanding immediately prior to the Effective Time shall be converted into and become one (1) common share, without par value, of the Surviving Corporation and thereafter will constitute all of the issued and outstanding shares of the capital stock of the Surviving Corporation.

          (b) All of the Shares held by the Company as treasury stock, if any, immediately prior to the Effective Time shall be canceled and no payment of any consideration shall be made with respect thereto.

          (c) All of the Shares which are outstanding immediately prior to the Effective Time shall be automatically converted without any action on the part of the holder thereof into and be exchangeable for fully-paid and nonassessable shares of the Cyberkinetics Common Stock and the Cyberkinetics Restricted Stock listed opposite each Stockholder's name on Schedule 1 hereto (the "Merger Consideration"), which shall equal, in the aggregate, the following:

          (i) The number of shares of Cyberkinetics Common Stock, determined in accordance with Section 2.9; and


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          (ii) That number of shares of Cyberkinetics Restricted Stock, determined in accordance with Section 2.10, which shall be held by Cyberkinetics and subject to forfeiture pursuant to the terms and conditions of the Restricted Stock Agreement.

          The parties hereto acknowledge and agree that the aggregate amount of the Merger Consideration is equal to $4,575,000 and none of the parties hereto shall adopt a position or prepare, submit or file any report or other document with a Governmental Authority that is inconsistent therewith, other than to reflect a reduction thereof due to a forfeiture or set-off against the Cyberkinetics Restricted Common Stock or a set-off against the Escrow Amount.

     2.7 Exchange of and Payment for Shares.

          (a) On or promptly following the Effective Time (but in no event before surrender to Cyberkinetics of any certificate(s) which prior to the Effective Time shall have represented Shares and delivery of an Investment Representation Letter in the form of Exhibit C hereto (each, an "Investment Representation Letter" and collectively, the "Investment Representation Letters"), subject to the provisions of subsection (c) below, Cyberkinetics shall cause to be distributed to the Person in whose name such certificate(s) shall have been registered, the Merger Consideration set forth on Schedule 1 to this Agreement listed opposite such Stockholder's name. Until surrendered as contemplated by the preceding sentence, each certificate which immediately prior to the Effective Time shall have represented any Shares shall be deemed at and after the Effective Time to represent only the right to receive upon such surrender, subject to the provisions of subsection (c) below, the Merger Consideration contemplated by the preceding sentence.

          (b) No dividends or other distributions declared after the Effective Time with respect to Cyberkinetics Common Stock shall be paid to the holder of any unsurrendered certificate representing Shares until the holder thereof shall surrender such certificate in accordance with this Section 2.7. After the surrender of such certificate in accordance with this Section 2.7, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which on and after the Effective Time and prior to surrender had become payable with respect to shares of Cyberkinetics Common Stock represented by such certificate.

          (c) If any certificate representing shares of Cyberkinetics Common Stock or Cyberkinetics Restricted Common Stock is to be paid to or issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of the payment or issuance thereof that the certificate so surrendered be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall pay to Cyberkinetics any transfer or other Taxes required by reason of the issuance of a certificate representing shares of Cyberkinetics Common Stock in any name other than that of the registered holder of the certificate surrendered, or otherwise required, or shall establish to the satisfaction of Cyberkinetics that such Tax has been paid or is not payable.

          (d) All rights to receive Cyberkinetics Common Stock and Cyberkinetics Restricted Common Stock as described above shall be deemed, when paid or issued hereunder, to have been paid or issued, as the case may be, in full satisfaction of all rights pertaining to the Shares.

          (e) After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates representing such Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for Cyberkinetics Common Stock into which they were converted as provided herein.


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          (f) In the event any certificate representing Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by a Stockholder claiming such certificate to be lost, stolen or destroyed and, if required by Cyberkinetics or its stock transfer agent, the posting by such Stockholder of a bond in such amount as Cyberkinetics or its stock transfer agent may reasonably direct as indemnity against any claim that may be made against it with respect to such certificate, Cyberkinetics will issue in exchange for such lost, stolen or destroyed certificate the Cyberkinetics Common Stock and Cyberkinetics Restricted Common Stock deliverable pursuant to this Agreement in respect thereof.

     2.8 Restrictive Legends; Other Restrictions. The certificates representing shares of Cyberkinetics Common Stock and Cyberkinetics Restricted Stock to be issued hereunder will not be registered under the Securities Act and will bear restrictive legends requiring compliance with the contractual prohibitions on transfer contained in this Agreement or the Restricted Stock Agreement and the legal prohibitions imposed by the Securities Act in connection with any resale of such shares.

     2.9 Shares of Cyberkinetics Common Stock. The number of shares of Cyberkinetics Common Stock payable as a portion of the Merger Consideration in connection with Section 2.6(c)(i) shall be that number of shares with an aggregate value of $3,075,000. The per share value of the Cyberkinetics Common Stock shall be the average closing price of Cyberkinetics Common Stock over the thirty (30) trading days ending on February 8, 2006; provided however, that such calculated per share price shall not be less than $1.25 or exceed $1.75.

     2.10 Shares of Cyberkinetics Restricted Stock. The number of shares of Cyberkinetics Restricted Stock payable as a portion of the Merger Consideration in connection with Section 2.6(c)(ii) shall be that number of shares of Cyberkinetics Common Stock with an aggregate value of $1,500,000.00 calculated using the per share price as determined in Section 2.9. Such shares shall be restricted and subject to forfeiture in accordance with the terms and conditions of the Restricted Stock Agreement.

     2.11 Escrow Fund. At the Effective Time, Cyberkinetics shall retain Cyberkinetics Common Stock equal to the Escrow Amount out of the Merger Consideration provided for in Section 2.6(c)(i) for the benefit of the Stockholders, such amount to be held and disposed of by Cyberkinetics as provided in Exhibit 2.11 of this Agreement.

                    ARTICLE 3 CLOSING; CONDITIONS TO CLOSING

     3.1 The Closing. The Closing shall take place on the date of this Agreement, or such other date agreed to by the parties hereto, and be deemed to have occurred at the offices of Kirkpatrick & Lockhart Nicholson Graham LLP, 75 State Street, Boston, Massachusetts 02109 (or such other place as the parties may agree). The date on which the Closing is to occur is referred to herein as the "Closing Date." The parties hereto acknowledge and agree that all proceedings at the Closing shall be deemed to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

          (a) The Company's Deliveries. At the Closing, as a condition of Cyberkinetics' and Acquisition Sub's obligations to consummate the transactions contemplated by this Agreement, the


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Company has delivered or has caused to be delivered to Cyberkinetics and
Acquisition Sub the following (or has received Cyberkinetics' and Acquisition Sub's written waiver with respect thereto):

          (i) A counterpart to this Agreement, duly executed by the Company;

          (ii) A counterpart to the Restricted Stock Agreement, duly executed by the Stockholders;

          (iii) A counterpart to the Employment Agreement, duly executed by Mark
     A. Carney;

          (iv) Copies of the Investment Representation Letters, duly executed by each of the Stockholders;

          (v) Copies of the resolutions of the Board of Directors and Stockholders of the Company, each certified by its Secretary as being true, complete and correct as of the Closing Date, authorizing and approving the execution, delivery and performance of this Agreement and the transactions contemplated hereby and the acts of its officers in carrying out the terms and provisions hereof, and a copy its Bylaws and a list of officers and directors currently holding offices, each certified by its Secretary as being complete and correct as of the Closing;

          (vi) An opinion of Ice Miller, counsel to the Company, dated as of the Closing Date, in form and substance reasonably satisfactory to Cyberkinetics and Acquisition Sub and their counsel, a copy of which is attached hereto and incorporated herein as Exhibit D;

          (vii) A copy of the Company's articles of incorporation, certified as of a recent date by the Indiana Secretary of State;

          (viii) A Certificate of Existence, issued by the Indiana Secretary of State, dated within five (5) Business Days of the Closing;

          (ix) Consents reasonably satisfactory in form and substance to Cyberkinetics and Acquisition Sub to the transactions contemplated by this Agreement where such consents are required;

          (x) An executed copy of the debt conversion agreements evidencing the conversion of all amounts owed by the Company to Mark A. Carney and the Purdue Research Foundation to Shares prior to the Closing;

          (xi) An executed copy of each of those certain Amendments to Consulting Agreements, dated of even date herewith, between the Company and each of Drs. Borgens, Shi, Byrn, Irazoqui and Smith (collectively, the "Scientific Advisors");

          (xii) An executed copy of those certain Amendments No. 1 to Restricted Stock Grants, by and between the Company and each of Mark A. Carney and Drs. Borgens, Shi, Byrn and Smith;

          (xiii) An executed copy of Amendment No. 1 to License Agreement with Purdue Research Foundation;

          (xiv) The share ledger and corporate minute book of the Company; and


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          (xv) Executed copies of pay-off letters from the Company's creditors confirming the total outstanding amounts owed by the Company and acknowledging that upon payment by the Company of such amounts no further amounts will be due.

          (b) Cyberkinetics' and Acquisition Sub's Deliveries. At the Closing, as a condition of the obligation of the Company to consummate the transactions contemplated by this Agreement, Cyberkinetics and Acquisition Sub have delivered or caused to be delivered to the Company the following (or have received the written waiver of the Company with respect thereto):

          (i) A counterpart to this Agreement, duly executed by Cyberkinetics and Acquisition Sub;

          (ii) A counterpart to the Restricted Stock Agreement, duly executed by Cyberkinetics;

          (iii) A counterpart to the Employment Agreement, duly executed by Cyberkinetics;

          (iv) A copy of the resolutions of the Board of Directors of Cyberkinetics certified by its Secretary or Assistant Secretary as being true, complete and correct as of the Closing Date, authorizing and approving the execution, delivery and performance of this Agreement and the transactions contemplated hereby and the acts of the officers of Cyberkinetics in carrying out the terms and provisions hereof, and a copy of Cyberkinetics' Certificate of Incorporation and Bylaws certified by its Secretary or Assistant Secretary as being true, complete and correct as of the Closing;

          (v) A copy of the resolutions of the Board of Directors of Acquisition Sub certified by its Secretary or Assistant Secretary as being true, complete and correct as of the Closing Date, authorizing and approving the execution, delivery and performance of this Agreement and the transactions contemplated hereby and the acts of the officers of Acquisition Sub in carrying out the terms and provisions hereof, and a copy of Acquisition Sub's Certificate of Incorporation and Bylaws certified by its Secretary or Assistant Secretary as being true, complete and correct as of the Closing;

          (vi) An opinion of Kirkpatrick & Lockhart Nicholson Graham LLP, counsel to Cyberkinetics and Acquisition Sub, dated as of the Closing Date, in form and substance reasonably satisfactory to the Company and its counsel, a copy of which is attached hereto and incorporated herein as Exhibit E;

          (vii) A copy of Cyberkinetics' Certificate of Incorporation, certified as of a recent date by the Secretary of State of Delaware;

          (viii) A Certificate of Good Standing for Cyberkinetics, issued by the Secretary of State of Delaware;

          (ix) A copy of Acquisition Sub's Certificate of Incorporation, certified as of a recent date by the Secretary of State of Delaware;

          (x) A Certificate of Good Standing for Acquisition Sub, issued by the Secretary of State of Delaware; and certificates of foreign qualification with respect to all other states in which Acquisition Sub is qualified to do business; and


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          (xi) The Merger Consideration payable pursuant to Section 2.6 herein.

     3.2 Effective Closing Date. Notwithstanding the foregoing, the consummation of the transactions contemplated by this Agreement for financial reporting purposes shall be deemed to have taken place at 12:01 a.m. Eastern Standard Time on February 15, 2006.

            ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Cyberkinetics and Acquisition Sub that, except as expressly provided in the Disclosure Schedule by specific reference to a subsection of this Article 4:

     4.1 Organization and Authority. The Company is a corporation duly incorporated and validly existing under the Laws of the State of Indiana, and has full corporate power and authority to conduct its business and own its property as now conducted and owned. The Company is qualified or licensed as a foreign corporation in those states listed in Section 4.1 of the Disclosure Schedule, which are the only jurisdictions in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in each case where the failure to be so qualified or licensed as a foreign corporation would not have a Material Adverse Effect on the Company. The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by a unanimous vote of the Board of Directors and the Stockholders, and no other corporate proceedings on the part of the Company, and no other actions on the part of the Stockholders, are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms. No Stockholder of the Company has the right to assert or claim any appraisal or dissenter's rights with respect to the Merger.

     4.2 Capitalization of the Company; No Subsidiaries; Title. The authorized capital and number of issued and outstanding shares of capital stock of the Company, together with the name, mailing address and social security number of each holder of outstanding stock, are as set forth in Section 4.2 of the Disclosure Schedule. Except as set forth in Section 4.2 of the Disclosure Schedule, no shares of capital stock are held in the Company's treasury. All of the issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued, are fully paid and non-assessable and are owned of record and beneficially by the Stockholders as listed in Section 4.2 of the Disclosure Schedule. The authorized capital stock of the Company consists of 15,000,000 common shares, no par value, and 5,000,000 preferred shares, no par value. No preferred shares are issued, outstanding or designated. The Company neither owns nor has owned any shares of capital stock or other securities of, or any other interest in, and the Company neither controls nor has controlled, directly or indirectly, any other corporation, association, joint venture, partnership or other business organization. The securities of the Company offered and sold to date have been issued and sold in compliance in all material respects with all applicable federal and state securities Laws.


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

     4.3 No Rights to Purchase or Register Stock. No Person has any written or oral agreement, option, warrant, call, understanding, commitment, or any right or privilege capable of becoming a binding agreement for the acquisition of shares of any capital stock of the Company (other than this Agreement), and the Company has not otherwise agreed to issue or sell any shares of its capital stock or obligated itself to register any shares of capital stock under the Securities Act. The Company is not obligated directly, indirectly or contingently to purchase any shares of its capital stock, and the Company has not, directly or indirectly, repurchased any shares of its capital stock.

     4.4 Name. The Company does not conduct or operate its business under any name other than "Andara Life Science, Inc."; provided, however, the Company was previously known as "NPLS, Inc." until February 11, 2005, when the Company filed an amendment to its articles of incorporation with the Secretary of the State of Indiana, and February 23, 2005, when Articles of Correction were filed with the Secretary of the State of Indiana to correctly show the name change as "Andara Life Science, Inc."

     4.5 Validity of Contemplated Transactions. Neither the execution and delivery of this Agreement, nor the execution and delivery of the documents and instruments contemplated herein by the Company, nor the consummation of the transactions contemplated hereby or thereby, will directly or indirectly:

          (a) Contravene, conflict with or result (with or without notice or lapse of time) in violation of (i) any of the provisions of the articles of incorporation or Bylaws of the Company or (ii) any resolution adopted by the Board of Directors or the Stockholders of the Company that is in effect on the date hereof,

          (b) Contravene, conflict with or result (with or without notice or lapse of time) in a violation in any material respect of any Laws or Court Order to which the Company may be subject;

          (c) Contravene, conflict with or result (with or without notice or lapse of time) in a material violation or material breach of any of the terms or requirements of, or give any Governmental Authority the right (with or without notice or lapse of time) to revoke, withdraw, suspend, cancel, terminate or modify, any License that is held by the Company or that otherwise relates to the Business;

          (d) Contravene, conflict with or result (with or without notice or lapse of time) in a material violation or material breach of any of the provisions of, or give any person the right (with or without notice or lapse of time) to declare a Default or exercise any right or remedy under, or to accelerate the maturity or performance of or cancel, terminate or modify, any Contract to which the Company is a party or under which the Company has any rights, or by which the Company, or any of the assets owned or used by the Company, may be bound; or

          (e) Result (with or without notice or lapse of time) in the imposition or creation of any Lien upon or with respect to any of the Company's assets or the Company.

     4.6 No Consents or Approvals of Governmental Authorities. No consent or approval of, or filing and expiration of a waiting period or a period for disapproval by, any Governmental Authority is required for the Company to consummate the transactions contemplated by this Agreement, except for filing and acceptance of the Certificate of Merger pursuant to the DGCL and the Articles of Merger pursuant to the IBCL.

     4.7 Financial Statements. The Financial Statements fairly present in all material respects the financial position and results of operations of the Company as of and for their respective dates, in accordance with the accounting principles that have been utilized by the Company on a consistent basis. The Financial Statements were created from the books and records of the Company, which books and records are complete and correct. No material modifications would be required to be made to the Financial Statements for their presentation to be in conformity with GAAP, except as set forth in Section 4.7 of the Disclosure Schedule.

     4.8 Absence of Undisclosed Liabilities. Except as set forth, or reserved against, in the Balance Sheet, the Company (a) as of the Balance Sheet Date did not have any Liability, including, without limitation, Liabilities that may become known or arise after the date thereof and which relate to transactions entered into or any state of facts existing on or before the Balance Sheet Date, which would be required under the accounting practices utilized by the Company, consistently applied, to be shown in such Balance Sheet, and (b) since the Balance Sheet Date has incurred neither any material Liability nor any Liability that is not in the Ordinary Course of Business other than expenses incurred in connection with this Agreement.

     4.9 Conduct of Business since the Balance Sheet Date. Since the Balance Sheet Date, the Company has not:

          (a) issued or repurchased, or entered into any agreement to issue or repurchase, any shares of capital stock or stock options, rights, warrants or other securities convertible into capital stock of the Company, except in connection with the conversions set forth in Section 4.9(a) of the Disclosure Schedule;

          (b) entered into or agreed to enter into any transaction, agreement or commitment other than in the Ordinary Course of Business, except as contemplated by this Agreement, including the expenses incurred in connection with the transactions contemplated by this Agreement;

          (c) entered into or agreed to enter into any transaction, agreement or commitment, suffered the occurrence of any event or events, or experienced any material change in financial condition, business, results of operations or business prospects, that (i) has interfered or is reasonably likely to interfere, with the normal and usual operations of the Business, or (ii) singly or in the aggregate has resulted in or, to the Company's Knowledge, is reasonably likely to have, a material adverse effect on the business, assets, financial position, results of operations of the Company (a "Material Adverse Effect");

          (d) except as set forth in Section 4.9(d) of the Disclosure Schedule, incurred any indebtedness for borrowed money, or assumed, guaranteed, endorsed, or otherwise become responsible for the obligations of any other Person (except to endorse checks for collection for deposit in the Ordinary Course of Business), or made any loan or advance to any Person;

          (e) made any investment of a capital nature or entered into a commitment for such investment either by purchase of stock or securities, contributions to capital, property transfer or otherwise, or by the purchase or lease of any property or assets of any other Person, other than capital expenditures in the Ordinary Course of Business;

          (f) mortgaged, pledged or otherwise encumbered, or, other than in the Ordinary Course of Business, sold, transferred, or otherwise disposed of, any of the properties or assets of the Company, including any canceled, released, hypothecated, or assigned indebtedness owed to the Company or any claims held by the Company;

          (g) declared, set aside or paid any extraordinary dividend or other extraordinary distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of the Company that would, if treated as additional cash consideration in the Merger, cause the Merger not to meet the requirements of Section 368(a) of the Code, or otherwise acquired, directly or indirectly, any shares of capital stock of the Company;

          (h) paid any bonus compensation or fee to any officer, director, Stockholder, employee or consultant of the Company or otherwise increased the compensation paid or payable to any of the foregoing;

          (i) sold, assigned or transferred any Proprietary Property;

          (j) contracted with or committed to any third party (i) to sell any capital stock of the Company, (ii) to sell any assets of the Company other than in the Ordinary Course of Business, or (iii) to effect any merger, consolidation, or other reorganization of the Company;

          (k) paid any long-term Liability, otherwise than in accordance with its terms;

          (l) changed its accounting methods, practices or principles;

          (m) terminated or waived any rights of material value to the Business;

          (n) modified any material Contract; or

          (o) made or entered into any agreement or understanding to do any of the foregoing (except as provided for herein).

     4.10 Title to Assets. Section 4.10 of the Disclosure Schedule contains a list of all material tangible personal property owned by the Company. The Company does not own any real property and leases its current office space, which is the only lease of real property to which the Company is or has been a party. The Company has good and sufficient title to all tangible personal property owned by it, including, without limitation, all property reflected on the Balance Sheet, other than property disposed of in the Ordinary Course of Business subsequent to the Balance Sheet Date (none of such dispositions being materially adverse), free and clear of any Lien, except (a) the lien of Taxes not yet due or payable or being contested in good faith by appropriate proceedings and (b) such imperfections of title and encumbrances, if any, as do not materially detract from the value or interfere with the use of the properties subject thereto or affected thereby or otherwise materially impair the Company's business operations.

     4.11 Proprietary Property. As used in this Agreement, "Proprietary Property" means all of the Company's (i) patents, patent applications, patent disclosures and improvements thereto; (ii) trademarks, service marks, logos, trade names, and corporate names and registrations and applications for registration thereof; (iii) copyrights and registrations and applications for registration thereof; (iv) computer software, data and documentation; (v) trade secrets and confidential business information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information); (vi) other proprietary rights owned by the Company or used in the Business; and (vii) copies and tangible embodiments thereof (in whatever form or medium). The Disclosure Schedule contains (x) a complete and correct list and, where appropriate, a summary description of all Proprietary Property described in (i), (ii), (iii), (iv) and (vi) of the preceding sentence and (y) a true, correct and complete list of all licenses or similar agreements or arrangements to which the Company is a party, either as licensee or licensor or sublicensee or sublicensor, with respect to the Proprietary Property (collectively, the "Company Licenses").

          Except as disclosed in Section 4.11 of the Disclosure Schedule:

          (a) the Company is either the sole and exclusive owner of or holds an exclusive, perpetual (subject to statutory renewal requirements), fully-paid or royalty free, fully-transferable license (with right to sublicense) to, all right, title and interest in and to the Proprietary Property, free and clear of all Liens;

          (b) the Company has the sole and the exclusive right and authority to use the Proprietary Property in connection with the conduct of Business in the manner presently conducted, and to the Company's Knowledge, such use does not conflict with, infringe upon, contribute to or induce the infringement of, or violate any rights of any other Person;

          (c) the Company has not received notice of, and to the Company's Knowledge there is no reasonable basis for, a pleading or threatened claim, interference action or other judicial or adversarial proceeding against the Company that any of the present operations, activities, products, services or publications of the Company infringe or will infringe any patent, trademark, service mark, trade name, copyright, trade secret or other proprietary right of a third party, or that it is illegally or otherwise using the trade secrets, formulae or proprietary rights of others;

          (d) there is no existing or, to the Company's Knowledge, threatened infringement, misuse or misappropriation of the Proprietary Property by others, and, to the Company's Knowledge, there is no reasonable basis for any such claim;

          (e) there is no existing or threatened claim by the Company against others for infringement, misuse or misappropriation of the Proprietary Property, and, to the Company's Knowledge, there is no reasonable basis for any such claim;

          (f) there are no existing or, to the Company's Knowledge, threatened disputes or other disagreements with respect to any Company License, and, to the Company's Knowledge, there is no reasonable basis for any such dispute or disagreement, and the Company is not in Default, nor has it received any written notice of any claims of Default, with respect to any Company License;

          (g) the Proprietary Property owned or licensed by the Company is sufficient to conduct and, to the Company's Knowledge, continue conducting the Business in the same manner as has been conducted to date;

          (h) the Company has taken all steps reasonably necessary to protect and preserve (i) the security, confidentiality and value of the Company's trade secrets and other confidential information, (ii) the Company's continuing right, title and interest in and to the Proprietary Property and (iii) the Company's continued use of the Proprietary Property;

          (i) except as set forth in the Company Licenses, the Company has no obligation outstanding to compensate other Persons for the use of any Proprietary Property or for the sale of any service or product comprising or derived from Proprietary Property;

          (j) to the Company's Knowledge, no university, Governmental Authority (whether federal or state) or other organization which sponsors or sponsored research and development conducted by the Company has any claim of right to or ownership of or other encumbrance upon the Proprietary Property;

          (k) to the Company's Knowledge, no Stockholder, employee or consultant of the Company has used any trade secrets or other confidential information of any other Person in the course of his or her involvement with or work for the Company; to the Company's Knowledge, the Company is not making unlawful use of any confidential information or trade secrets belonging to any past or present employees or consultants of the Company, and to the Company's Knowledge, the activities of the Company's Stockholders, employees and consultants on behalf of the Company do not violate in any material respect any other agreements or arrangements known to the Company which any such employees, Stockholders or consultants have with former employers or any other Person to whom such employees, Stockholders or consultants may have rendered services;

          (l) to the Company's Knowledge, no Person other than the Company, its employees and agents has or has had or is authorized, by written agreement or otherwise, to have access to the source code versions of the Proprietary Property, if any, or was or is otherwise in a position to duplicate or make any unauthorized use of the source code versions of the Proprietary Property, if any;

          (m) all of the Proprietary Property was either (i) developed by employees of the Company within the scope of their employment or (ii) developed by independent contractors who have either (A) been a party to a written "work for hire" agreement with the Company, in accordance with applicable federal, state and foreign Laws, that has accorded the Company full, exclusive and original ownership of all tangible and intangible property thereby arising or
(B) executed appropriate instruments of assignment in favor or the Company as assignee that have conveyed to the Company full, effective and exclusive ownership of all tangible and intangible property thereby arising;

          (n) the cancellation or expiration of any Company License would not have a Material Adverse Effect; and

          (o) each Company License is a legal, valid and binding agreement of
(i) the Company and (ii) to the Company's Knowledge, the other parties thereto, and the Company does not have any written notice of any termination or change to, or receipt of proposal with respect to, any Company License as a result of the closing of the transactions contemplated by this Agreement or otherwise.

     4.12 Obligations to or from Affiliates. Section 4.12 of the Disclosure Schedule contains a true and complete list of each transaction conducted or completed, in whole or in part, since January 1, 2005, or currently proposed, between the Company (on the one hand) and (on the other hand) any Stockholder, any officer or director of the Company, or any Affiliate (as defined below) of any such Person, other than employment or consulting arrangements between any such Stockholder, officer or director disclosed on the Disclosure Schedule. Each transaction heretofore between the Company and any Stockholder, officer or director or any Affiliate of such Stockholder, officer or director has been conducted on an arm's-length basis on terms no different than would be obtained if the transaction had been between the Company and an unrelated party. Except for debts or other outstanding obligations reflected on the Balance Sheet, there are no debts or other obligations of the Company to, or to the Company from, any Stockholder, officer or director, or any Affiliate of such Stockholder, officer or director. As used herein, an "Affiliate" of a Stockholder or an officer or director means any member of the immediate family of such person or any entity in which such person or any such family member is an officer or director or owner of more than ten percent (10%) of beneficial interest in the entity's outstanding equity securities.

     4.13 Contracts.

          (a) Section 4.13 of the Disclosure Schedule lists all material Contracts (whether written or oral) relating to the conduct of the Business and, where applicable, all consents or approvals required under any such Contract as a result of the Merger. The Company has delivered to Cyberkinetics true and correct copies of each such Contract and a written description, accurate in all material respects, of each oral arrangement so listed. Without limiting the generality of the foregoing, the aforesaid list includes all material Contracts of the following types to which the Company is a party:

          (i) labor union Contracts, together with a list of all labor unions representing or attempting to represent employees of the Company;

          (ii) pension, retirement, deferred compensation, death benefit, profit sharing or other employee incentive, fringe benefit, stock purchase, stock option, hospitalization or insurance plans or arrangements (and grant certificates or other documents issued thereunder), or vacation pay, severance pay and other similar benefit arrangements for officers, employees or agents, together with a list of all pensioned present or former employees, or obligations to provide any pensions hereafter other than pursuant to the foregoing plans;

          (iii) bonus plans or arrangements maintained by the Company, together with a list of employees eligible to participate;

          (iv) employment Contracts, consulting Contracts, Contracts providing for termination or severance benefits, non-competition Contracts, non-disclosure Contracts, Contracts for professional services, Contracts with persons engaged in sales or distributing activities, and advertising Contracts;

          (v) Contracts of any kind with any officer, director, employee, Stockholder or agent of the Company;

          (vi) indentures, loan agreements, notes, security agreements, mortgages, conditional sales Contracts, leases of personal property, Contracts for the purchase or sale of real or personal property, and Contracts for financing;

          (vii) the Company Licenses;

          (viii) other license Contracts (whether the Company is licensor or licensee);

          (ix) Contracts or other arrangements to which the Company and/or any of its Stockholders is a guarantor, surety or endorser;

          (x) Contracts providing for the purchase or sale of all or substantially all of the Company's or a customer's requirements for a particular product or service from a single supplier or to a single customer;

          (xi) Contracts limiting the freedom of the Company from competing in any line of business or with any Person;

          (xii) leases of real property (regardless of whether the Company is the lessor or lessee); and

          (xiii) Contracts that have not been included in items (i) through
     (xiii) above which otherwise are material to the Business or the Company.

          (b) The Company has received no written or oral notice that any other party to a material Contract intends to cancel or terminate any material Contract or to exercise or refrain from exercising any option under any material Contract, other than material Contracts that have been previously terminated or material Contracts with respect to which the options have lapsed prior to the date of this Agreement.

          (c) The Company has received no written notice that any other party to a material Contract has (i) ceased, or indicated any intention to cease, doing business with the Company or (ii) indicated that it will not consent to or approve the transfer or assignment of such business from the Company in connection with the Merger (if such consent or approval is required).

          (d) All of the material Contracts are in full force and effect, are valid and binding and are enforceable in accordance with their terms against the Company and all other parties thereto. No condition exists or event has occurred as a result of action or inaction by the Company or, to the Company's Knowledge, any other Person that, with notice or lapse of time or both, would constitute a Default or a basis for force majeure or other claim of excusable delay or non-performance under any material Contract (other than as a result of the consummation of the transactions contemplated by this Agreement). There are no provisions of, nor to the Company's Knowledge, developments outside of the Company's control affecting any such Contract which would reasonably be expected to prevent the Surviving Corporation from realizing the benefits thereof after the completion of the Merger.

          (e) There are no renegotiations of, or attempts to renegotiate, or outstanding rights to renegotiate, any amounts paid or payable to the Company under current or completed material Contracts with any Person having the contractual or statutory right to demand or require such renegotiation, except as required or contemplated by this Agreement. No such Person other than the Company has made demand for such renegotiation.

     4.14 Claims. There is no Proceeding now pending or, to the Company's Knowledge, threatened before any court, grand jury, administrative or regulatory body, Governmental Authority, arbitration or mediation panel or similar body to which the Company is a party relating to the Business, and to the Company's Knowledge, there is no reasonable basis for any such Proceeding. There is no Court Order of any Governmental Authority or arbitrator outstanding against the Company or otherwise affecting the Business.

     4.15 Taxes.

          (a) (i) All Tax Returns of, relating to or including the Company have been filed on a timely basis with the appropriate Governmental Authorities and all such Tax Returns are true, correct and complete in all material respects;
(ii) all Taxes required to have been paid by the Company (including amounts collected or withheld from third parties required to have been paid over to the appropriate Governmental Authorities) have been paid in full on a timely basis to the appropriate Governmental

Authorities; and (iii) all Taxes or other amounts required to have been collected or withheld by the Company have been timely and properly collected or withheld.

          (b) (i) No Governmental Authority or Taxing Authority has asserted in writing to the Company any adjustment, deficiency, or assessment that could result in additional Tax for which the Company is or may be liable; (ii) there is no pending audit, examination, investigation, dispute, proceeding or claim for which the Company has received written notice relating to any Tax for which the Company is or may be liable; (iii) no statute of limitations with respect to any Tax for which the Company is or may be liable has been waived or extended;
(iv) the due date of any Tax Return that the Company is required to file has not been extended; and (v) the Company is not a party to any Tax sharing or Tax allocation agreement, arrangement or understanding.

          (c) There are no Liens on any of the assets of the Company which arose in connection with any failure or asserted failure to pay any Tax.

          (d) The Company is not a party to any Contract that, individually or collectively, could give rise to any payment that would not be deductible by reason of Section 280G or 404 of the Code.

          (e) The Company has not been a member of an affiliated group filing a consolidated federal income Tax Return, and the Company is not liable for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law) as transferee or successor, by Contract or otherwise.

          (f) Copies of (i) any Tax examinations, (ii) extensions of statutory limitations, (iii) the federal, state and local income Tax Returns and franchise Tax Returns of the Company, and (iv) correspondence between the Company and all Taxing authorities for its last three (3) taxable years previously have been furnished to Cyberkinetics and such Tax Returns are true, correct and complete in all material respects.

          (g) The provision for Taxes and any reserve for Taxes, if any, shown on the Balance Sheet are adequate to cover the aggregate Liability of the Company arising out of facts or circumstances occurring on or prior to the Balance Sheet Date for all Taxes.

          (h) The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

          (i) The Company is not required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by the Company, and the Company has no knowledge that the Internal Revenue Service has proposed any such adjustment or change in accounting method.

          (j) The Merger is to be carried out for substantial business purposes.

          (k) The Company, as a result of any "closing agreement" as defined in section 7121 of the Code (or corresponding provision of any state, local or foreign tax Law), is not required to include any item of income in, or exclude any item of deduction from, taxable income.

          (l) The Company hereby incorporate as part of this Section 4.15, the representations set forth in Section B of Exhibit F of this Agreement.

     4.16 Absence of Material Events. Since the Balance Sheet Date, there has not been: (a) any material adverse change in the Business; (b) any actual or, to the Company's Knowledge, threatened, anticipated or contemplated damage, destruction, loss, conversion, termination, cancellation, default or taking by eminent domain or other action by any Governmental Authority which has had or may have a Material Adverse Effect; (c) any material and adverse pending or, to the Company's Knowledge, threatened, anticipated or contemplated dispute of any kind with any material customer, supplier, source of financing, employee, lessor or licensee of the Company, or, any pending or, to the Company's Knowledge, threatened, anticipated or contemplated occurrence or situation of any kind, nature or description which is reasonably likely to result in any material reduction in the amount, or any material change in the terms or conditions, of business with any customer, lessor, supplier, or source of financing; or (d) any pending, or, to the Company's Knowledge, threatened, anticipated or contemplated occurrence or situation of any kind, nature or description which could have a Material Adverse Effect.

     4.17 Absence of Improper Payments. Except as set forth in Section 4.17 of the Disclosure Schedule, since its inception, the Company: (a) has not made any contributions, payments or gifts of its property to or for the private use of any governmental official, employee or agent where either the payment or the purpose of such contribution, payment or gift is illegal under the Laws of the United States, any state thereof or any other jurisdiction (foreign or domestic); (b) has neither established or maintained any unrecorded fund or asset for any purpose, nor made any false or artificial entries on its books or records for any reason; (c) has not made any payments to any Person with the intention or understanding that any part of such payment was to be used for any purpose other than that described in the documents supporting the payment; or
(d) has neither made any contribution, nor reimbursed any political gift or contribution made by any other Person, to candidates for public office, whether Federal, state or local, where such contribution or reimbursement would be in violation of applicable Law.

     4.18 ERISA. The Company has not adopted any "employee benefit plan" as defined in Section 3(3) of ERISA, which (i) is subject to any provision of ERISA and (ii) is maintained, administered or contributed to by the Company.

     4.19 Labor Matters. A true and complete list of all of the Company's officers, employees and consultants (collectively, the "Employees") and their respective salaries, wages, other compensation, dates of employment, date and amount of last salary increase and positions previously has been provided to Cyberkinetics by the Company. There are no material disputes, employee grievances or disciplinary actions pending or, to the Company's Knowledge, threatened by or between the Company and any of the Employees. With respect to the Employees, the Company has complied in all material respects with all provisions of all Laws relating to the employment of labor and has no Liability for any arrears of wages or Taxes or penalties for failure to comply with any such Law or for any severance or termination payments of any type. No election or Proceeding relating to the labor relations of the Company is pending or, to the Company's Knowledge, threatened. The Company has had neither any material union activity nor any material labor trouble of any kind, nature or description at any time heretofore. No Employee shall have the right to receive from the Surviving Corporation or Cyberkinetics a severance payment or other payment in the nature thereof in the event his or her employment is terminated by the Surviving Corporation or Cyberkinetics following the Closing, whether such right arises as a matter of Contract, past policy or understanding, by operation of Law, or otherwise, other than as provided under the Employment Agreement. There are no claims by any Employee against the Company now pending before any Governmental Authority. No present or former Employee has given written or oral notice to the Company of, and there is no claim or any basis for any claim against the Company (whether under Law, any employment agreement or otherwise) on account of or for
(i) overtime pay, other than overtime pay for the current payroll period, (ii) wages or salary (excluding current bonus, accruals and amounts accruing under pension and profit-sharing plans) for any period other than the current payroll period, (iii) vacation, time off or pay in lieu of vacation or time off, other than that earned in respect of the current fiscal year, or (iv) any violation of any Law relating to minimum wages or maximum hours of work. No Person (including, but not limited to, any Governmental Authority) has any claim or basis for any claim against the Company arising out of any Law relating to discrimination in employment or employment practices or occupational safety and health standards. The Company has not received any written or other notice from any Governmental Authority alleging a violation of occupational safety or health standards. The Company has not had any, and there are no pending, workers' compensation claims involving the Company.

     4.20 Compliance with Law.

          (a) The Company is not in violation in any material respect of any Court Order or any Law, and the assets of the Company have not been used or operated by the Company or any other Person in violation of any Court Order or any Law. The Company has not previously failed or is currently failing to comply in any material respect with any applicable Laws relating to the Business or the operation of its assets. The Company has not received any written or oral notice regarding any existing or unresolved violation by the Company of any Law. There are no securities, investment, safety, health, environmental, anti-competitive, discrimination or other matters which could have an adverse effect on the Company or the Business.

          (b) The Company has delivered to Cyberkinetics copies of all reports and other filings required to be filed by the Company with all Governmental Authorities since its inception. All such reports and filings were at the time of filing true and accurate in all material respects, and were prepared in material compliance with all applicable Laws.

     4.21 Licenses. The Disclosure Schedule sets forth a complete list of all material Licenses used by the Company in the operation of the Business. The Company owns, possesses or lawfully uses in the operation of its Business all Licenses or permits (or exemptions therefrom) that are necessary to conduct the Business as now conducted or to the ownership of the assets of the Company. The Company is not in Default, nor has it received any written notice of any claims of Default, with respect to any such License. Except as otherwise governed by Law, all such Licenses are renewable by their terms or in the Ordinary Course of Business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees, and will not be adversely affected by the completion of the Merger.

     4.22 Environmental Matters. The Company is in compliance in all material respects with all applicable existing foreign, federal, state and local Laws, rules, regulations and ordinances relating to protection of human health or the environment or imposing liability or standards of conduct concerning any Hazardous Material ("Environmental Laws"). The term "Hazardous Material" means
(a) any "hazardous substance" as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (b) any

"hazardous waste" as defined by the Resource Conservation and Recovery Act, as amended, (c) any petroleum or petroleum product, (d) any polychlorinated biphenyl and (e) any pollutant or contaminant or hazardous, dangerous, or toxic chemical, material, waste or substance regulated under or within the meaning of any law, rule, regulation or ordinance relating to the regulation of the same or the protection of human health or the environment. To the Company's Knowledge, there is no alleged or potential Liability (including, without limitation, Liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) of the Company arising out of, based on or resulting from (i) the presence or release into the environment of any Hazardous Material at any location, whether or not owned by the Company or (ii) any violation or alleged violation of any Environmental Law.

     4.23 Corporate Records. The corporate record books of the Company are in good order and are complete and accurate in all material respects, up to date, contain all necessary signatures, and set forth all meetings and actions taken by the Company's Stockholders and directors.

     4.24 Brokers. Except for the services included in Trade Payable Amount, no broker, finder, accountant, attorney, investment banker or other Person is entitled to any brokerage, finder's, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

     4.25 Insurance. The Disclosure Schedule contains a list of the insurance coverage applicable to the Business and the Company since inception, including amounts and lines of coverage. All of the insurance coverage listed on the Disclosure Schedule as remaining in effect is in full force and effect and is valid, binding and enforceable in accordance with its terms. There is no Default by the Company or, to the Company's Knowledge, by the relevant insurance company under any such coverage. There are no outstanding unpaid premiums and no written notice of cancellation or nonrenewal of any of such coverage has been received.

     4.26 Certain Information. The Disclosure Schedule lists all bank accounts, lock boxes, post office boxes and safe deposit boxes maintained in the name of or controlled by the Company and the names of the persons having access thereto. At the Closing, the Company is delivering to Cyberkinetics a list of all safe, security and computer passwords, codes, logins, combinations and similar information necessary to avail, access or use Company property.

     4.27 No Other Obligations. Except as otherwise provided in this Agreement, the Company does not have any legal or contractual obligation, absolute or contingent, to sell or otherwise dispose of all or any part of the assets of the Company (other than in the Ordinary Course of Business), or any equity interest in the Company, or to effect any merger, consolidation or reorganization of the Company or to enter into any agreement with respect thereto.

     4.28 Trade Payable Amount. The Trade Payable Amount represents the aggregate sum of all of the outstanding trade payables and fees for professional services of the Company immediately prior to the Effective Time and there are no other outstanding amounts due and payable to any Person for any goods or services rendered to the Company prior to the Effective Time.

     4.29 Disclosure of all Material Matters. No statement of fact set forth in this Agreement (including without limitation all information in the Financial Statements and the Schedules, Exhibits, and attachments hereto, taken as a whole) is false or misleading in any material respect.

  ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF CYBERKINETICS AND ACQUISITION SUB

     Cyberkinetics and Acquisition Sub jointly and severally represent and warrant to the Company as follows:

     5.1 Organization; Authority. Each of Cyberkinetics and Acquisition Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, has all requisite corporate power and authority to conduct its business as now conducted and own its properties as now owned, and is qualified to do business as a foreign corporation in each jurisdiction where the failure to be so qualified would, in the aggregate, have a material adverse effect on the business or financial condition of Cyberkinetics or Acquisition Sub (as the case may be). Each of Cyberkinetics and Acquisition Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of each of Cyberkinetics and Acquisition Sub, and no other corporate or stockholder proceedings on the part of either of them are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Cyberkinetics and Acquisition Sub and constitutes a valid and binding agreement of each of them, enforceable against each in accordance with its terms. All of the issued and outstanding shares of the Cyberkinetics Common Stock are duly authorized, fully paid and non-assessable, and were issued in compliance with all applicable Laws and were not issued in violation of the preemptive rights of any Person.

     5.2 Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by either of Cyberkinetics and Acquisition Sub nor the consummation of the transactions contemplated hereby will (i) conflict with or result in a breach of any provision of the Certificate of Incorporation or Bylaws of either of them, (ii) require any consent or approval of, or filing and expiration of a waiting period or a period for disapproval by, any Governmental Authority (except for filing and acceptance of the Certificate of Merger pursuant to the DGCL and the Articles of Merger pursuant to the IBCL), (iii) result in a Default for which a waiver has not been obtained or give rise to any right to terminate, cancel or accelerate or to any loss of benefit under any of the terms, conditions, or provisions of any Contract filed Cyberkinetics as an exhibit to its filings under either the Securities Act or the Exchange Act or
(iv) violate any applicable Law to which either Cyberkinetics or Acquisition Sub or any of their assets are bound.

     5.3 Litigation. There are no actions, suits or other forms of proceedings or disputes pending against either Cyberkinetics or Acquisition Sub before any Governmental Authority, that would, if resolved adversely to it, whether singly or in the aggregate, have a material adverse effect on its business or financial condition; nor has either Cyberkinetics or Acquisition Sub been subject to any Court Order the effect of which in the aggregate would have a material adverse effect on its business or financial condition. Neither Cyberkinetics nor Acquisition Sub knows or has grounds to know of any basis for any such action, suit or other form of proceeding or dispute or of any governmental investigation relating to either Cyberkinetics or Acquisition Sub.

     5.4 Brokers. No broker, finder, investment banker or other Person is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of either Cyberkinetics or Acquisition Sub.

     5.5 SEC Filings. The Cyberkinetics SEC Filings (as defined below) do not contain any statement that, at the time of filing and in light of the circumstances under which it was made, was false or misleading with respect to any material fact, or that omitted to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading. The financial statements contained in the Cyberkinetics SEC Filings were prepared in accordance with GAAP, and fairly present the consolidated financial position and results of operations of Cyberkinetics and its subsidiaries as of and for their respective dates, in conformity with GAAP applied on a consistent basis, except as otherwise noted therein. There has not been any change that is materially adverse to the business, assets, financial condition or results of operations of Cyberkinetics, other than any such changes set forth or described in the Cyberkinetics SEC Filings, provided that none of the following shall be deemed by itself or by themselves, either alone or in combination, to constitute such a material adverse change: (a) any change in the market price or trading volume of the Cyberkinetics Common Stock; (b) any failure by the Company to meet the revenue or earnings, predictions or expectations of equity analysts for any period ending (or for which earnings are released) on or after the date of this Agreement; (c) any adverse change arising out of or resulting from actions contemplated by the parties in connection with, or which is attributable to, the announcement of this Agreement and the transactions contemplated by the parties in connection with, or which is attributable to, the announcement of this Agreement and the transactions contemplated hereby; or (d) any change arising out of conditions affecting the industry in which the Company operates as a whole or the U.S. economy as a whole. For purposes of this Section 5.5, "Cyberkinetics SEC Filings" means (i) Cyberkinetics' Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004; (ii) Cyberkinetics' Quarterly Reports on Form 10-QSB for the three months ended March 31, 2005, June 30, 2005 and September 30, 2005; and (iii) Cyberkinetics' Current Reports on Form 8-K as filed with the Commission on April 4, 2005, April 6, 2005, April 12, 2005, May 13, 2005, June 28, 2005, September
28, 2005, October 14, 2005, October 19, 2005, October 26, 2006, November 14,
2005, December 27, 2005, January 10, 2006 and January 13, 2006.

     5.6 Cyberkinetics and the Acquisition Sub, jointly and severally, hereby incorporate as part of this Article 5, the representations set forth in Section A of Exhibit F to this Agreement.

                               ARTICLE 6 COVENANTS

     6.1 Tax Free Reorganization. Neither Cyberkinetics nor the Surviving Corporation shall take or suffer to be taken any action that will cause the Merger not to constitute a reorganization within the meaning of Section 368(a) of the Code.

     6.2 Public Announcements. All public announcements, notices or other communications regarding this Agreement and the transactions contemplated hereby after the

Closing to third parties other than the parties hereto and their respective advisors shall require the prior approval of Cyberkinetics, which approvals shall not be unreasonably withheld or delayed.

     6.3 Cyberkinetics Common Stock. Cyberkinetics agrees that all of the Cyberkinetics Common Stock to be issued pursuant to this Agreement, when issued, will be duly authorized, fully paid and non-assessable, issued in compliance with all applicable Laws and not in violation of the pre-emptive rights of any Person.

     6.4 Obligation to Commercialize. Cyberkinetics shall use commercially reasonable efforts to supply required capital and other resources, and to take all other commercially reasonable steps and actions, to enable the Surviving Corporation to timely achieve at least one of the milestones set forth in the Restricted Stock Agreement. Subject to the fiduciary duty obligations of the Cyberkinetics Board of Directors, Cyberkinetics will also develop a program with the Scientific Advisors designed to satisfy the due diligence obligations under the Company Licenses and shall use commercially reasonable best efforts to allow the Surviving Corporation to accomplish that objective.

     6.5 Obligation to List. In the event that Cyberkinetics elects to register and list its Cyberkinetics Common Stock on the American Stock Exchange or any other exchange or listing, whether domestic or international, then Cyberkinetics shall, at its expense, register the Cyberkinetics Common Stock held by the Stockholders (including the Restricted Cyberkinetics Common Stock which may be issued to the Stockholders hereunder).

     6.6 Board Representation. Following the Closing, Cyberkinetics shall nominate Mark A. Carney for, and will use commercially reasonable efforts to cause the election of Mark A. Carney to, the Board of Directors of Cyberkinetics to serve in such capacity for so long as the milestones under the Restricted Stock Agreement are achievable.

     6.7 Payment of Trade Payables. Immediately following the Effective Time, Cyberkinetics shall either make a loan or contribute to the Company an amount not to exceed $425,000 to enable the Surviving Corporation to discharge (and shall cause the Surviving Corporation to discharge) in full the Trade Payable Amount, by making payments to the creditors of the Surviving Corporation in accordance with Schedule 2 attached hereto and incorporated herein.

                     ARTICLE 7 SURVIVAL AND INDEMNIFICATION

     7.1 Investigations; Survival of Warranties and Indemnification Obligations.

          (a) The respective representations and warranties of the Company, Cyberkinetics and Acquisition Sub contained herein or in any certificates or other documents delivered at the Closing are true, accurate and correct and shall not be deemed waived or otherwise affected by any investigation made by any party hereto or by the occurrence of the Closing. Each and every such representation shall be deemed to have been relied upon by the party or parties to which made, notwithstanding investigation or inspection made by or on behalf of such party or parties.

          (b) Each and every such representation and warranty and indemnification obligation of any party hereunder with respect to such representation and warranty shall survive for a period of one

(1) year after the Closing Date; provided, however, that the representations and warranties under Sections 4.1, 4.2, 4.15, 4.18 and 5.1 and the related indemnification obligations shall survive the Closing until the later of the first anniversary of the Effective Time or the date on which the Restricted Stock is disbursed to the Stockholders under the Restricted Stock Agreement (or is required to be disbursed by Cyberkinetics under the Restricted Stock Agreement) or the expiration of the 36-month period set forth therein. All covenants and obligations of a party hereto which are contemplated by the terms of this Agreement to be performed after Closing shall survive until performance is completed. Any claim made in accordance with this Section 7.1 must be made in writing within 10 days following the applicable survival period, if such claim is timely made, it shall survive until finally resolved notwithstanding expiration of the applicable survival period.

     7.2 Indemnification of Cyberkinetics and Surviving Corporation. Subject to Sections 7.1, 7.6, 7.8, 7.9 and 7.10, inclusive, Cyberkinetics and the Surviving Corporation shall be indemnified for any Damages for which a written claim is timely made under Section 7.1, arising from or in connection with (a) any material inaccuracy in any of the representations and warranties of the Company made in this Agreement or in any document, agreement, instrument or certificate delivered by the Company at the Closing pursuant to this Agreement, (b) any claims arising prior to the Closing and made against the Surviving Corporation by any security holder of the Company (other than matters for which the Stockholders are entitled to indemnification by Cyberkinetics under Section 7.3 hereof).

     7.3 Indemnification of the Stockholders. Subject to Sections 7.1, 7.9 and 7.10, inclusive, Cyberkinetics and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless the Stockholders (and each of them) and shall reimburse them for any Damages up to the amount of the Merger Consideration paid to or on behalf of the Stockholders for which a claim is timely made under Section 7.1, arising from or in connection with (a) any material inaccuracy in any of the representations and warranties of Cyberkinetics or Acquisition Sub made in this Agreement or in any document, agreement, instrument or certificate delivered by Cyberkinetics or Acquisition Sub at the Closing pursuant to this Agreement or (b) any failure by Cyberkinetics or Acquisition Sub to perform or comply with any agreement or covenant in this Agreement or under any document, agreement, instrument, or certificate delivered at the Closing by Cyberkinetics or Acquisition Sub pursuant to this Agreement.

     7.4 Third-Party Claims. After receipt by a party or a third party beneficiary of notice of the commencement of any proceeding against it for which such party or third party beneficiary is entitled or is seeking to assert a right to indemnification under Section 7.2 or 7.3 (an "Indemnified Party"), the Indemnified Party shall promptly give notice to a representative of the Stockholders if the indemnification is sought under Section 7.2 or to Cyberkinetics if indemnification is sought under Section 7.3 (the "Notice Party") of the commencement thereof, but the failure to so notify the Notice Party shall not relieve them or it of any liability they or it may have to any Indemnified Party except to the extent of actual prejudice caused by such failure. In case any such proceeding shall be brought against an Indemnified Party and it shall give notice to the Notice Party of the commencement thereof, the Notice Party will be entitled to participate therein and, if the Notice Party is Cyberkinetics it may (except as provided in the next sentence), assume the defense thereof with counsel reasonably satisfactory to such Indemnified Party. Cyberkinetics may not assume the defense if (i) Cyberkinetics or the Surviving Corporation is also a party to such proceeding and the Indemnified Party determines in good faith that joint representation would be inappropriate,
(ii) the Notice Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such proceedings and provide indemnification with respect thereto, (iii) equitable relief is being sought against an Indemnified Party, (iv) the claim involves Taxes or (v) the proceeding, if adversely determined, would materially impair the financial condition, business or prospects of an Indemnified Party. If entitled and after notice from Cyberkinetics to such Indemnified Party of its election to assume the defense, Cyberkinetics shall not be liable to such Indemnified Party for any fees of other counsel or any other expenses with respect to the defense of such proceeding, in each case subsequently incurred by such Indemnified Party in connection with the defense thereof; provided that Cyberkinetics may only assume control of the defense of such proceeding if it acknowledges in writing to the Indemnified Party that any damages, fines, costs or Liabilities that may be assessed against the Indemnified Party in connection with the proceeding constitute Damages for which the Indemnified Party shall be indemnified pursuant to Section 7.2. If Cyberkinetics assumes the defense of such proceeding, no compromise or settlement thereof may be effected by the Notice Party without the Indemnified Party's prior written consent (which consent will not unreasonably be withheld or delayed) unless the settlement provides for a full and unconditional release of the Indemnified Party without payment of any funds by the Indemnified Party or (A) there is no finding or admission of any violation of Law or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Party and (B) the sole relief provided is monetary damages that are paid in full by Cyberkinetics. If notice is given to Cyberkinetics and the Surviving Corporation of the commencement of any proceeding and it does not, within ten days after the Indemnified Party's notice is given, give notice to Cyberkinetics and the Surviving Corporation of its election to assume the defense thereof, the Notice Party shall be bound by any determination made in such action or any compromise or settlement thereof effected by the Indemnified Party. Cyberkinetics may only compromise or settle such legal proceeding on behalf of and for the account of the Indemnified Party after it obtains the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed.

     Notwithstanding the other provisions of this Section 7.4, if a third party asserts (other than by means of a proceeding) that Cyberkinetics or the Surviving Corporation is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which Cyberkinetics or the Surviving Corporation may be entitled to indemnification pursuant to Section
7.2 and Cyberkinetics or the Surviving Corporation reasonably determine in good faith that it has a valid business reason to fulfill such obligation, then (i) Cyberkinetics and the Surviving Corporation shall be entitled to satisfy such obligation, without prior consent from the Stockholders or their representative or designee, (ii) Cyberkinetics or the Surviving Corporation may subsequently make a timely claim for indemnification in accordance with the provisions of this Article 7, and (iii) Cyberkinetics or the Surviving Corporation shall be reimbursed, in accordance with the provisions of Article 7, for any such Damages for which it is entitled to indemnification pursuant to Section 7.2 (subject to the right of the Stockholders to dispute Cyberkinetics' or the Surviving Corporation's entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this Section 7.2).

     7.5 Payment.

          (a) Subject to Section 7.6 below, in the event that any Indemnified Party determines that it is entitled to an indemnity payment pursuant to this
Article 7, the Indemnified Party shall deliver a written notice to the applicable Notice Party. If the Notice Party disputes all or any portion of the claim, the Notice Party must provide written notice of its objection (detailing the objection) to the Indemnified

Party within fifteen (15) Business Days after the receipt of the notice from the Indemnified Party. Failure by the Notice Party to give such notice shall be deemed acknowledgment and agreement by the Notice Party that the Indemnified Party is entitled to indemnification for that portion of the claim as to which no objection is made.

          (b) If all or part of any indemnification obligation under this Agreement is not paid when due, then the Indemnified Party shall be entitled to interest on the unpaid amount of such obligation for each day from the date the amount became due until payment in full, payable on demand, at the prime rate of Bank of America plus two percent (2%).

     7.6 Setoff/Exclusive Satisfaction. In the event of an indemnifiable event, after the parties have followed the procedures set forth in Section 7.4 and it has been determined that Cyberkinetics and/or the Surviving Corporation are entitled to be indemnified for Damages under Section 7.2 (or the Notice Party has consented in writing to indemnification of the Indemnified Party of a specified amount), to the extent necessary to satisfy the amount of any such Damages (a) while any of the Escrow Amount remains held pursuant to this Agreement, Cyberkinetics shall first reduce the number of shares of Cyberkinetics Common Stock due or to become due to the Stockholders from the Escrow Amount pursuant to Section 2.11, and (b) next, Cyberkinetics shall reduce the number of shares of Cyberkinetics Restricted Stock due or to become due to any of the Stockholders pursuant to Section 2.6 and the Restricted Stock Agreement. Any reduction or indemnification pursuant to clauses (i) or (ii) of the first sentence of this Section 7.6 shall be made pro rata among the Stockholders in accordance with the amount of Merger Consideration pursuant to
Schedule 1.

     7.7 Contribution. The Stockholders shall not have any right of contribution against either the Company or the Surviving Corporation with respect to any breach by the Company of any of its representations, warranties, covenants or agreements in this Agreement.

     7.8 Basket. In no event may Cyberkinetics and/or the Surviving Corporation make a claim for any Damages under Section 7.2 unless and until the total amount of all valid indemnification claims in the aggregate exceed $12,500 (the "Basket"), and then Cyberkinetics and/or Surviving Corporation may make a claim for all Damages including the $12,500.

     7.9 Lost Profits and Special Damages. Notwithstanding any other provision of this Agreement to the contrary, no party hereto shall be required to indemnify, hold harmless or otherwise protect any other party (or any of its Affiliates) for damage to reputation, lost business opportunities, lost profits, impact on purchase price calculation, mental or emotional distress, or special, consequential or exemplary damages.

     7.10 Sole and Exclusive Remedy. Except in any case involving fraud, bad faith, or intentional misconduct or misrepresentation, the rights to indemnification under this Article 7, subject to all of the terms and conditions hereof, shall constitute the sole and exclusive right and remedy available to any party hereto for any actual or threatened breach of this Agreement by any party hereto, including a breach of any representation, warranty, covenant or agreement contained herein.

     7.11 Construction. The parties intend that each representation, warranty, and covenant herein shall have independent significance. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant, as the case may be.

                             ARTICLE 8 MISCELLANEOUS

     8.1 Notices. All notices, requests, consents and other communications hereunder shall be in writing, addressed to the receiving party's address set forth below or to such other address as a party may designate by notice hereunder, and either (i) delivered by hand, (ii) made by facsimile transmission, (iii) sent by recognized overnight courier, or (iv) sent by registered or certified mail, return receipt requested, postage prepaid.

     If to Cyberkinetics:

     Cyberkinetics Neurotechnology Systems, Inc.
     100 Foxborough Boulevard, Suite 240
     Foxborough, MA 02035
     Attn: Chief Executive Officer
     Facsimile: (508) 549-9985

     with a copy to:

     Kirkpatrick & Lockhart Nicholson Graham LLP
     75 State Street
     Boston, MA 02109
     Attn: Michael A. Hickey, Esq.
     Facsimile: (617) 261-3175

     If to the Company, to:

     Purdue Research Foundation
     Attention: Steve Gerrish
     300 Kent Avenue, Suite C2-100
     West Lafayette, IN 47906-1075
     Facsimile: (765) 866-0091

     with a copy to:

     Ice Miller LLP
     One American Square
     Suite 3100
     Indianapolis, Indiana 46282
     Attn: John R. Thornburgh, Esq.
     Facsimile: (317) 592-4783

All notices, requests, consents and other communications hereunder shall be deemed to have been properly given (a) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (b) if made by facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise, (c) if sent by overnight courier, on the next Business Day following the day such notice is delivered to the courier service, or (d) if sent by registered or certified mail, on the fifth Business Day following the day such mailing is made.

     8.2 Entire Agreement. It is agreed that all offers, statements of intent, understandings and agreements heretofore among the parties respecting this transaction are merged in this Agreement (including the Schedules and Exhibits thereto), which fully and completely expresses the agreement of the parties, and that there are no representations, warranties or agreements except as specifically set forth or referred to in this Agreement.

     8.3 Waiver; Amendment. No waiver of any breach of any provision of this Agreement shall constitute a waiver of any other breach of that or any other provision hereof. No supplement or modification of or amendment to this Agreement shall be binding unless agreed to and executed in writing by Cyberkinetics, the Surviving Corporation, the Company and a representative of the Stockholders.

     8.4 Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the Laws of the State of Delaware, without giving effect to the conflict of Law principles thereof.

     8.5 Severability. In the event that any court of competent jurisdiction shall finally determine that any provision, or any portion thereof, contained in this Agreement shall be void or unenforceable in any respect, then such provision shall be deemed limited to the extent that such court determines it enforceable, and as so limited shall remain in full force and effect. In the event that such court shall determine any such provision, or portion thereof, wholly unenforceable, the remaining provisions of this Agreement nevertheless shall remain in full force and effect.

     8.6 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     8.7 Counterparts; Facsimile. This Agreement may be executed in counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto, each other party hereto shall reexecute original forms hereof and deliver them to all other parties. No party hereto shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

     8.8 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto. Each of the parties hereto expressly intend that each of the Stockholders and a representative of the Stockholders shall have the rights and benefits under this

Agreement. Except as set forth in the preceding sentence, nothing in this Agreement, expressed or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     8.9 Representation By Counsel; Interpretation. Each of the parties hereto acknowledges that he, she or it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.

     8.10 Stockholders' Designee. From time to time, the Stockholders shall be entitled to designate a Person to serve as a representative of the Stockholders under this Agreement by providing written notice to Cyberkinetics and the Surviving Corporation in accordance with the provisions of this Agreement.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties have duly executed this Agreement and Plan of Merger on the date first above written.

                                         "CYBERKINETICS"

                                         Cyberkinetics Neurotechnology Systems,
                                         Inc.


                                         By: /s/ Timothy R. Surgenor
                                             -----------------------------------
                                             Timothy R. Surgenor,
                                             Chief Executive Officer


                                         "ACQUISITION SUB"

                                         Andara Acquisition Corp.


                                         By: /s/ Timothy R. Surgenor
                                             -----------------------------------
                                             Timothy R. Surgenor,
                                             President


                                         "COMPANY"

                                         Andara Life Science, Inc.


                                         By: /s/ Mark A. Carney
                                             -----------------------------------
                                             Mark A. Carney,
                                             President

                         INDEX OF SCHEDULES AND EXHIBITS

SCHEDULES:
   Schedule 1   Stockholders of the Company

   Schedule 2   Trade Payable Amount

   Schedule 3   Disclosure Schedule

   Schedule 4   Financial Statements of the Company

EXHIBITS:
   Exhibit A    Form of Employment Agreement - Mark A. Carney

   Exhibit B    Form of Restricted Stock Agreement

   Exhibit C    Form of Investment Representation Letter

   Exhibit D    Form of Opinion of Counsel to the Company and the Stockholders

   Exhibit E    Form of Opinion of Counsel to Cyberkinetics and Andara
                Acquisition Corp.

   Exhibit F    Additional Representations